Exhibit 10.123

September 18, 2008

Cengiz Balkas

Vice President

Cree, Inc.

4600 Silicon Drive

Durham, NC

27703

Dear Cengiz,

As previously communicated to you in August, we believe that we have sufficient inventory to meet expected demand in the 4th quarter of 2008, and we are not planning to purchase any SiC material during such quarter. Accordingly, we would like to confirm that you are in agreement that Charles & Colvard will not be required to purchase our 4th quarter 2008 commitment of material as per the letter agreement dated November 12, 2007 during such quarter. However, to the extent that such amount is not purchased in the 4th quarter, it will be added to our purchase commitment for the following calendar year unless otherwise agreed in writing by Cree.

Please acknowledge your agreement with the foregoing by signing below and returning to me.

Sincerely

/s/ Steven L. Abate

Steven L. Abate

Vice President of Manufacturing

Charles & Colvard, LTD.

919.468.0399 x239

sabate@moissanite.com

Acknowledgement:

Cree, Inc.

/s/ Cengiz Balkas 9-18-08

Cengiz Balkas Date

Vice President